Exhibit 99.1

River Valley Bancorp
Announces Best Financial Quarter in Its Existence
for the Quarter Ended September 30, 2012

For Immediate Release
Tuesday, October 16, 2012

Madison, Indiana – October 16, 2012– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the quarter ended September 30, 2012.

Net income for the quarter ended September 30, 2012 is a historic high and reflects the highest dollar amount recorded since our incorporation and establishment as a publicly traded entity in 1996. The Corporation reported net income of $845,796, or $0.50 per share. Net income for the like period in 2011 was a reported loss of $207,145, or $(0.20) per share.  The return on average assets for the three-month period ended September 30, 2012 was 0.82% and the return on average equity was 9.74%. Those respective ratios were (0.21)% and (2.48)% for the like period in 2011.

The September 30, 2012 quarter reflects significantly higher non-interest income from the sale of loans in the secondary market. It also reflects gains from the sale of certain investment securities due to increasing interest rate and credit risks. The quarter also reflects significantly lower provision for loan loss and disposition costs of real estate owned, $268,000 and $172,000 respectively. For the like quarter in 2011, the Corporation provided a $1.4 million provision for loan losses, and recorded another $534,000 write down on real estate owned during the third quarter. Total noninterest expense, otherwise known as operating expenses, were higher in 2012 due to continued acquisition expenses, general increases in employee expense, and monies paid on behalf of delinquent borrowers for property taxes and insurance. Likewise, taxes were higher in the 2012 quarter on earned income, where in the like period in 2011, there was a tax benefit.

Net income for the nine-month period ended September 30, 2012 was $2,129,448, or $1.23 per basic share. This represents an increase of $913,114, or a 75% increase from the $1,216,334, or $0.62 per basic share, recorded for the same period ended September 30, 2011. As stated previously, this increase is primarily attributable to lower provision expense and valuation determinations of real estate owned in the third quarter of 2011. The return on average assets for the nine-month period ended September 30, 2012 was 0.70% and the return on average equity was 8.37%. Those respective ratios were 0.41% and 4.95% for the like period in 2011.

Assets totaled $404.4 million as of September 30, 2012, an increase of approximately $2.5 million, from the $401.9 million reported as of September 30, 2011. Net loans, including loans held for sale, were $255.3 million as of September 30, 2012, a decrease of $1.1 million from September 30, 2011. Deposits totaled $303.2 million as of September 30, 2012, an increase of $4.1 million from the $299.1 million reported September 30, 2011.

Stockholders’ equity as of September 30, 2012 was $34.7 million. Reported book value of shares, including preferred shares, was $22.66 (or $19.46 excluding the preferred) as of September 30, 2012. Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, (excluding deferred loan fees, the allowance for loan losses, and undisbursed loans in process), were 2.43% as of September 30, 2012 and 4.47% as of September 30, 2011. That same indicator was 4.22% as of December 31, 2011. Delinquency, defined solely as loans over 90 days past due, made up nearly all of the institution’s reported delinquency. As of September 30, 2012, 90 days or more delinquency was 1.86% and was 3.10% as of September 30, 2011.

“We are so very pleased to announce record earnings. In spite of still troubling signs in the general economic environment, the Corporation’s results and trends are demonstrating that we believe, at least for the time being, that the worst of our communities’ problems may be past us. There are still a number of concerns on a national level, including regulatory to general economic uncertainties, but their impact is yet to be clear or measurable,” stated Matthew P. Forrester, President of the Corporation. “We still take nothing for granted, and address each new day as an opportunity and a challenge.”

As of September 30, 2012, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

The last reported trade of “RIVR” stock on October 15, 2012 was at $17.60.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	9-30-2012	9-30-2011	9-30-2012	9-30-2011

Assets			$404,434	$401,949
Net Loans, including loans held for sale (Net of ALL)			255,338	256,378
Allowance for Loan Losses (ALL)			3,642	3,780
Deposits			303,160	299,136
Borrowing			62,217	65,217
Stockholders’ Equity			34,671	33,102
Total Interest Income	$4,323	$4,479	12,939	13,359
Total Noninterest Income	1,276	929	3,651	2,667
Gain (loss) Real Premises, Equipment, and Real Estate Held for Sale	(172)	(534)	(566)	(683)
Interest Expense	1,230	1,464	3,805	4,408
Noninterest Expense	2,805	2,550	8,454	7,401
Provision for Loan Losses	268	1,449	1,064	2,297
Tax Expense (Benefit)	278	(382)	572	21
Net Income (Loss)	846	(207)	2,129	1,216

ROAA	0.82%	(0.21)%	0.70%	0.41%
ROAE	9.74%	(2.48)%	8.37%	4.95%
Earnings (Loss) per Share	$0.50	$(0.20)	$1.23	$0.62
Diluted Earnings (Loss) per Share	$0.50	$(0.20)	$1.22	$0.62

Forward – Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949